EXHIBIT 10:21

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AMENDMENT TO AMENDED AND RESTATED AGREEMENT FOR WHOLESALE

FINANCING

(Amendment No. 2)

This Amendment to Amended and Restated Agreement for Wholesale Financing (“Amendment”) is made by and between Deutsche Financial Services Corporation (“DFS”) and Featherlite Mfg., Inc. (“Dealer”).

WHEREAS, DFS and Dealer entered into that certain Amended and Restated Agreement for Wholesale Financing dated October 6, 1997, ad Amendment by that certain Amendment to Amended and Restated Agreement for Wholesale Financing (Amendment No. 1) dated April 1, 1998 (together, the “Agreement”), and

WHEREAS, DFS and Dealer desire to amend the Agreement as provided herein.

NOW, THEREFORE, for and in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, DFS and Dealer agree as follows:

1. Amendment to New Inventory Credit Facility. Paragraph 1 of the Agreement is deleted and amended to read in its entirety as follows:

“1. New Inventory Credit Facility. Subject to the terms of this Agreement, DFS may extend credit to Dealer for the purpose of financing completed motor coaches manufactured by Dealer (“Wholesale Facility”). The Wholesale Facility will be subject to the following terms:

1.1	Eligible Inventory /Advance Rates. Subject to the maximum amount of the Wholesale Facility, DFS will finance completed motor coaches manufactured by Dealer in an amount not to exceed one hundred percent (100%) of the actual cost to manufacture said motor coach, less the amount of any deposit made by the prospective purchaser of a motor coach financed by DFS.

1.2	Inspection/Documentation. Prior to funding a completed unit, Dealer will provide an invoice for the completed unit containing details of all equipment and options. Upon receipt of the invoice, DFS will arrange a physical inspection of the completed unit to verify completion. The manufacturer’s statement of origin for both the chassis and the completed unit must be delivered to DFS prior to funding to be retained until funding of portion of the advance allocated to the cost of the chassis directly to the manufacturer of the chassis. DFS must have a first perfected security interest in each motor coach financed and all proceeds thereof.

1.3	Curtailment. A curtailment payment of tem percent (10%) of the original principal balance for each completed unit will be due and payable on the 361st day after the date the unit was financed. The completed unit will be due and payable in full 540 days after the date the completed unit was originally financed.

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Amendment to Used Inventory Credit Facility. Paragraph 2 of the agreement is deleted and amended to read in its entirety as follows:

“2.	Used Inventory Credit Facility. Subject to the terms of this Agreement, DFS agrees to extend credit to Dealer for the purpose of financing used recreational vehicles (“Used Inventory Facility”). The term “used recreational vehicles” is defined as recreational vehicles, including motor coaches, which have been registered or titled in any state with the appropriate state authorities in accordance with applicable state law (“Used Vehicles”). The Used Inventory Facility will be subject to the following terms:

2.1	Qualifying Units. Used Vehicles for which Dealer may request a loan must be the current model year or no more than seven model years prior to the current model year, in good physical and mechanical condition, and subject to DFS’ approval.

2.2	Advance. DFS, in its sole discretion, may make loans to Dealer against the value of the Used Vehicles as follows:

2.2.1	Used Vehicles Listed in Valuation Guides. For Used Vehicles listed in the most current edition of either NADA Recreation Vehicle Appraisal Guide or Kelley Blue Book (together, the “Valuation Guides”), DFS may loan Dealer an amount of up to eighty percent (80%) of the Base NADA average wholesale value or Kelley Blue Book Wholesale Value, respectively, excluding the value of any added accessories (and if the Used Vehicle is listed in both publications, the lower published value shall be used); and

2.2.2	Used Vehicles Not Listed in Valuation Guides. For Used Vehicles which are not listed in the Valuation Guides, DFS may loan Dealer an amount of up to eighty percent (80%) of the estimated wholesale value of such Used Vehicles as determined by DFS in its sole discretion, excluding the value of any added accessories. The estimated wholesale value of such Used Vehicles will be based upon either (i) DFS’ determination of the estimated wholesale value, or (ii) when the manufacturer’s original wholesale invoice is available, said invoice amount reduced by the applicable percentage in accordance with the following schedule:

Number of Years Prior to Current Model Year	Applicable Percentage of Original Wholesale Invoice
1	85%
2	72%
3	62%
4	52%
5	42%
6	35%
7	28%

2.3 Curtailment Payments. Dealer will pay DFS ten percent (10%) of the principal amount of DFS’ advance to Dealer for each Used Vehicle on the 361st day following the date the Used Vehicle is financed. The balance of the amount financed will be due in full on the 540th day after the Used Vehicle is financed.

2.4 Financing Period. DFS’ financing to Dealer shall be on terms not to exceed a 540 day maturity, provided, however, that the full amount of the loan balance will be due in full immediately upon the sale, transfer, rent, lease or other disposition or the Used Vehicle or upon the loss, theft or damage of the Used Vehicle.

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2.5 Financing Procedures. Dealer represents that all Used Vehicles to be financed by DFS are free and clear of all liens and encumbrances. Dealer will forward to DFS a copy of the bill of sale, title showing the transfer of title by the previous owner to Dealer and all other documentation evidencing the acquisition of the Used Vehicle by Dealer. Dealer will provide to DFS a written request for financing of each Used Vehicle, with such supporting information as DFS may request, in form and substance satisfactory to DFS. Upon DFS’ receipt of such documents and if approved by DFS, DFS will forward the loan amount to Dealer.

3. Collateral Location. Exhibit A to the Agreement is amended in entirety to reflect all current permanent Collateral locations and is attached hereto and incorporated into the Agreement by this reference.

4. Amendment of Financial Covenants. Paragraph 13.1 of the Agreement is deleted and amended to read in its entirety as follows:

“13.1 Financial Covenants. Dealer will at all times maintain:

(a)	a Tangible Net Worth and Subordinated Debt in the combined amount of not less than Fourteen Million Dollars ($14,000,000.00);

(b)	a ratio of Debt minus Subordinated Debt to Tangible Net Worth and Subordinated Debt of not more than Five to ONE (5:1), and

(c)	a ratio of Current Tangible Assets to current liabilities of not less than ONE AND TWENTY-FIVE HUNDREDTHS to ONE (1.25:1).

For purposes of this paragraph: (i) “Tangible Net Worth” means the book value of Dealer’s assets less liabilities, excluding from such assets all intangibles, (ii) “Intangibles” means and includes general intangibles (as that term is defined in the Uniform Commercial Code); accounts receivable and advances due from officers, directors, employees, stockholders and affiliates, leasehold improvements net of depreciation, licenses, good will, prepaid expenses, escrow deposits, covenants not to compete, the excess of cost over book value of acquired assets, franchise fees, organizational costs, finance reserves held for recourse obligations, capitalized research and development costs, and such other similar items as DFS may from time to time determine in DFS’ sole discretion, (iii) “Debt” means all of Dealer’s liabilities and indebtedness for borrowed money of any kind and nature whatsoever, whether direct or indirect, absolute or contingent, and including obligations under capitalized leases, guaranties or with respect to which Dealer has pledged assets to secure performance, whether or not direct recourse liability has been assumed by Dealer; (iv) “Subordinated Debt” means all of Dealer’s debt which is subordinated to the payment of Deale’s liabilities to DFS by an agreement in form and substance satisfactory to DFS; and (v) “Current Tangible Assets” means Dealer’s current assets less, to the extent otherwise included therein, all Intangibles. The foregoing terms will be determined in accordance with generally accepted accounting principles consistently applied, and, if applicable, on a consolidated basis.

5. No Other Modifications. Except as expressly modified or amended herein, all other terms and provisions of the Agreement shall remain unmodified and in full force and effect and the Agreement, as hereby amended, is ratified and confirmed by DFS and Dealer.

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6. Capitalized Terms. Except as otherwise defined herein, all capitalized terms will have the same meanings set forth in the Agreement.

IN WITNESS WHEREOF, DFS and Dealer have executed this Amendment as of the 8th day of May, 1998.

DEUTSCHE FINANCIAL SERVICES CORPORATION

By	\s\ W. Robert Mincey
W. Robert Mincey
Regional Vice President

FEATHERLITE MFG., INC.

By :	\s\ Conrad Clement
Conrad Clement
President